Exhibit 10.23

NAPO PHARMACEUTICALS, INC.

185 Berry Street, Suite 1300

San Francisco, CA 94107

Dated as of October 10, 2014

Nantucket Investments Limited

Re:                             Non-Disturbance of License Agreement

Ladies and Gentlemen:

This letter is in reference to that certain License Agreement by and between Napo Pharmaceuticals, Inc. (“Napo”) and Jaguar Animal Health, Inc. (“Jaguar”), dated January 27, 2014, as the same may have been or hereafter may be amended, restated, supplemented, or otherwise modified from time to time (the “License Agreement”), wherein among other things Napo has granted to Jaguar a License (as that term is defined in Section 2.1 of the License Agreement) to certain intellectual property and other rights that are owned by Napo (the “Napo Intellectual Property”).  Jaguar shall be a third party beneficiary hereto.  Capitalized terms used herein but not defined shall have the meanings given thereto in the Financing Agreement (as defined immediately below).

Napo is party to that certain Financing Agreement, dated as of October 10, 2014 (the “Financing Agreement”) by and among Napo, as borrower, the lenders from time to time as parties thereto (each a “Lender” and collectively, the “Lenders”), and Nantucket Investments Limited (“Nantucket”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Nantucket, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, collectively, the “Agent”), which agreement amends, restates, converts and continues certain financial obligations of Napo to Nantucket existing as of the date hereof (such obligations being more fully described in the Financing Agreement and defined as the “Existing Financial Obligations”) as and into the Term Loan under the Financing Agreement.

Pursuant to that certain security agreement entered into by Napo and Nantucket in connection with the Existing Financial Obligations, as the same may have been or hereafter may be amended, restated, supplemented or otherwise modified from time to time (the “Original Security Agreement”), Napo has granted to Nantucket a security interest in certain assets of Napo, including the Napo Intellectual Property and the proceeds thereof to secure the Existing Financial Obligations.  In connection with the Financing Agreement, Napo has entered into (i) a reaffirmation agreement (the “Reaffirmation Agreement”), pursuant to which Napo has, among other things, confirmed, ratified and reaffirmed the security interests granted to Nantucket pursuant to the Original Security Agreement, and (ii) a Pledge and Security Agreement (the “New Security Agreement”, and together with the Original Security Agreement as amended and reaffirmed by the Reaffirmation Agreement, the “Security Agreements”), pursuant to which

Napo has granted in favor of Nantucket as Collateral Agent for the benefit of the Secured Parties a security interest in all of its assets securing the Obligations.

By executing this letter, Agent acknowledges and agrees to the following:

Agent hereby warrants and represents that (i) it is authorized as Agent on behalf of the Lenders to enter into and perform under this letter agreement and (ii) Jaguar may rely upon this letter with respect to the rights granted to Jaguar in accordance with the License Agreement, and Agent shall be estopped from denying the truth of the facts contained herein.

As of the Restatement Effective Date, the terms, conditions and covenants set forth in those certain financing agreements between Napo and Nantucket giving rise to the Existing Financial Obligations (the “Existing Financing Agreements”) have been amended, restated, converted and continued pursuant to the Financing Agreement.  As of the date hereof, Napo (x) is not in breach or violation of any term or covenant under the Financing Agreement, the Security Agreements or any other Loan Document and (y) has at all times been in compliance with all of its obligations, financial and otherwise, under the Existing Financing Agreements and related agreements and documentation.

Notwithstanding any provision to the contrary contained in the Financing Agreement, Security Agreements, or any other Loan Document or any other claim or defense Agent may have from time to time thereunder or at law, Agent covenants and agrees (i) subject to Agent’s right to terminate the License Agreement following an Enforcement (as defined below) in accordance with this Non-Disturbance Letter Agreement, the Napo Intellectual Property licensed under the License Agreement shall remain subject to the License Agreement and the License Agreement shall survive in accordance with its terms, and the rights of Jaguar or Napo under the License Agreement shall not be altered, notwithstanding any transfer of or sale or other disposition of the Napo Intellectual Property including without limitation in connection with any enforcement of the Financing Agreement, Security Agreements, or any other Loan Document or by operation of law and (ii) in the event Agent exercises any of its rights or remedies as a secured party under any of the Security Agreements, the Financing Agreement or any other Loan Document, including without limitation those rights or remedies under the Original Security Agreement or otherwise by judicial enforcement (collectively referred to as “Enforcement”), or transfers in lieu of such Enforcement, and in so doing affects the Napo Intellectual Property or any other property that is subject to the License Agreement (such property being hereinafter collectively referred to as the “Assets”), it shall do so pursuant to the following terms, conditions and restrictions:

1.                                      Neither Agent nor any acquirer of the Napo Intellectual Property may terminate, whether by operation of law or otherwise, the License Agreement, or take any action that interferes with Jaguar’s rights under the License Agreement other than for Jaguar’s non-payment to Napo (or any successor licensor) of any amount owed under the License Agreement (after giving effect to any applicable cure periods under the License Agreement), it being understood that, without limiting Agent’s obligations as set forth in paragraph 3 below, Agent shall not have any obligation or liability with respect to any such acquirer’s compliance with the terms of this paragraph 1.

2.             To the extent Agent exercises any Enforcement with respect to or affecting the Assets or any transfer in lieu of Enforcement, Agent covenants and agrees to be subject to, and bound by, all of the terms and conditions of the License Agreement applicable to Napo.

3.             Agent shall transfer the License Agreement contemporaneously with, and as appurtenant to, the Assets.  Further, any party acquiring the Assets or any interest therein in connection with Agent’s Enforcement or any transfer in lieu of Enforcement, whether such acquisition is from Agent, or a party acquiring the Assets or an interest in the Assets from a subsequent acquirer from Agent, shall be bound by the terms of the License Agreement and this letter, and shall acquire such Assets or interest in such Assets subject to the License Agreement and this letter.  Prior to or contemporaneously with such acquisition, each such acquiring party shall be required to sign an acknowledgment evidencing its agreement to be bound by the terms hereof and the License Agreement.

This letter shall inure to the benefit of, and shall be binding upon, the parties hereto, including but not limited to third party beneficiary Jaguar, and their respective successors and assigns, including but not limited to successors and assigns of Jaguar, and any sublicensees of Jaguar to the extent permitted under the License Agreement.  Except as expressly provided herein, the execution, delivery and effectiveness of this letter shall not operate as an amendment or waiver of any right, power or remedy of Agent or the Lenders under the Financing Agreement, the Security Agreements or any other Loan Document, nor constitute an amendment or waiver of any provision (except as otherwise specified therein) of the Financing Agreement, the Security Agreements or any other Loan Document, nor constitute a waiver of, or consent to, any Default or Event of Default hereafter arising under the Financing Agreement, the Security Agreements or any other Loan Document, and Agent and the Lenders expressly reserve all of their rights and remedies under the Financing Agreement, the Security Agreements and the other Loan Documents, under applicable law or otherwise existing as of the Restatement Effective Date.  This letter may not be amended except by mutual written consent of Napo, Agent and Jaguar as a third party beneficiary hereof.  This letter is governed by the laws of the State of New York without giving effect to conflict of law principles thereof.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Financing Agreement.

Agent hereby authorizes Jaguar or Napo to file a short form notice of this non-disturbance letter with the PTO and any other filing office within or outside the United States as Napo shall determine to be appropriate in its sole discretion.   The content of the notice shall state the following: Subject to Agent’s right to terminate the License Agreement following an Enforcement in accordance with the Non-Disturbance Letter Agreement, the Napo Intellectual Property licensed under the License Agreement shall remain subject to the License Agreement and the License Agreement shall survive in accordance with its terms, and the rights under the License Agreement shall not be altered, notwithstanding any transfer of or sale or other disposition of the Napo Intellectual Property including without limitation in connection with any enforcement of the Financing Agreement, Security Agreements, or any other Loan Document or by operation of law.

Please sign and return a copy of this letter to Napo as acknowledgement and consent to the foregoing.  This letter may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

Sincerely,

Napo Pharmaceuticals Inc.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	Interim Chief Executive Officer

Acknowledged and Agreed to this 10th day of October, 2014.

Nantucket Investments Limited, as Administrative Agent and Collateral Agent

By:	/s/ Mark Woodall
Name: Mark Woodall
Title: Director